Exhibit 99.2

CONTACT:	FELDMAN MALL PROPERTIES, INC.
Larry Feldman
Chairman & Chief Executive Officer
-or-
Thomas E. Wirth
EVP & Chief Financial Officer
(516) 684-1239

FINANCIAL RELATIONS BOARD
Scott Eckstein
(212) 827-3766
seckstein@frbir.com
FELDMAN MALL PROPERTIES, INC. ANNOUNCES $25 MILLION CREDIT AGREEMENT
WITH AN AFFILIATE OF KIMCO REALTY CORPORATION
GREAT NECK, NY — APRIL 16, 2007 — Feldman Mall Properties, Inc. (NYSE: FMP) announced today that its affiliate, Feldman Equities Operating Partnership (the “OP”), has executed a promissory note (the “Note”) providing for loans aggregating up to $25,000,000 from Kimco Capital Corp. (“Kimco”). The Company is a guarantor under the note. No amount has yet been borrowed under the Note.
Loan draws under the Note are optional on the part of the Company and will bear interest at the rate of seven percent per annum, payable monthly. Any outstanding principal amount will be due and payable on April 10, 2008, provided that the maturity of the Note may be extended to April 10, 2009 if the OP delivers to Kimco, on or before March 17, 2008, a notice of extension and further provided that the Borrower and guarantor comply with certain performance criteria. The OP may prepay the outstanding principal amount under the Note in whole or in part at any time. In addition to the interest on the Note, Kimco will be paid a variable fee equal to (i) $500,000, multiplied by (ii) (a) the volume weighted average price of the Company’s common stock as of a five-day period chosen by Kimco, minus (b) $13.00 per common share. If Kimco does not select a date for determination of the fee prior to termination of the Note, the OP will instead pay to Kimco $250,000 in additional interest.
Feldman Mall Properties intends to utilize the net proceeds from the offering to provide capital for the Company’s redevelopment of its malls assets, to repay borrowings under its lines of credit and for general corporate purposes.
In connection with the credit agreement, Larry Feldman, the Company’s Chairman and Chief Executive Officer, stated, “Kimco is a shareholder, a key joint venture partner and now a lender to the Company. We are delighted that Kimco continues to support the Company and we look forwarding to continuing our important relationship with Kimco.”
Dave Henry, Vice Chairman and Chief Investment Officer of Kimco, stated, “We too look forward to continuing to expand our relationship with FMP and their talented redevelopment staff.”

Feldman Mall Properties

About Feldman Mall Properties
Feldman Mall Properties, Inc. is a real estate investment trust, or REIT, that acquires, owns and repositions enclosed regional shopping malls. The Company’s portfolio consists of seven regional malls aggregating approximately seven million square feet. Feldman Mall Properties, Inc. is the only publicly held REIT that specializes exclusively in the renovation and repositioning of enclosed regional shopping malls. Feldman Mall Properties’ investment strategy is to opportunistically acquire underperforming malls. The Company’s goal is to transform all of its malls into physically attractive and profitable Class A malls through comprehensive renovation and re-tenanting efforts aimed at increasing shopper traffic and tenant sales. For more information regarding Feldman Mall Properties, Inc., visit the Company’s website at www.feldmanmall.com.
About Kimco Realty Corporation
Kimco, a publicly-traded real estate investment trust, has specialized in shopping center acquisitions, development and management for more than 45 years, and owns and operates the nation’s largest portfolio of neighborhood and community shopping centers with interests in more than 1,349 properties comprising approximately 175.0 million square feet of leasable space located throughout 45 states, Canada, Mexico and Puerto Rico.
Forward-Looking Information
This press release contains forward-looking statements that involve risks and uncertainties regarding various matters, including without limitation the success of our business strategy, including our acquisition, renovation and repositioning plans; our ability to close pending acquisitions and the timing of those acquisitions; our ability to obtain required financing; our understanding of our competition; market trends; our ability to implement our repositioning plans on time and within our budgets; projected capital and renovation expenditures; demand for shop space and the success of our lease-up plans; availability and creditworthiness of current and prospective tenants; and lease rates and terms. The forward-looking statements are based on our assumptions and current expectations of future performance. These assumptions and expectations may be inaccurate or may change as a result of many possible events or factors, not all of which are known to us. If there is any inaccuracy or change, actual results may vary materially from our forward-looking statements.
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